Exhibit 99.1

For Immediate Release

Contacts:	Linda H. Simmons	William C. DeWitt
Chief Financial Officer	Corporate Communications
(401) 456-5015 Ext. 1652	(401) 456-5015 Ext. 1541

PRELIMINARY RESULTS INDICATE BANCORP RHODE ISLAND SHAREHOLDERS ELECT ALL BOARD'S DIRECTOR NOMINEES

PROVIDENCE, R.I., May 16, 2007 – Bancorp Rhode Island, Inc. (NASDAQ: BARI) today announced that, based on an estimate of the votes cast at the company’s Annual Meeting of Shareholders, the company believes that shareholders have voted to elect all of the Board of Director’s nominees.

“On behalf of BancorpRI’s Board of Directors and management team, we thank all of our shareholders for their continued support and confidence throughout this process,” said Bancorp Rhode Island, Inc.’s Chairman Malcolm G. Chace. “We remain focused on executing our strategic plan and continuing to deliver value to all our shareholders.”

Merrill W. Sherman, BancorpRI’s president and chief executive officer, commented, “We are grateful that our shareholders and two of the nation’s leading corporate governance firms recognize the Board’s track record for growing our franchise and delivering shareholder value. During the past few months, we have met with a large number of our shareholders and we value their insights regarding the future of our company. We thank all of our shareholders for their continued confidence in the Board as well as in BancorpRI’s long-term prospects.”

Prior to the closing of the polls at the Annual Meeting, all proxy cards received by BancorpRI and the PL Capital Group were turned over to the independent inspector of elections, IVS Associates, Inc., for final tabulation and certification. Final results will be released after the votes have been tabulated and certified, which the company expects to occur within one week from today’s meeting. BancorpRI will publicly announce the final results once they are made available to the company.

Bank Rhode Island, a wholly owned subsidiary of Bancorp Rhode Island, Inc., is a full-service, FDIC-insured financial institution headquartered in Providence, Rhode Island. The bank operates 16 branches throughout Providence, Kent and Washington Counties.

This release may contain “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the company's present expectations or beliefs concerning future events. The company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic conditions and changing competition which could cause actual future results to differ materially from those indicated herein. Further information on these risk factors is included in the company's filings with the Securities and Exchange Commission.